Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Barry E. Davis, President and Chief Executive Officer William W. Davis, Sr. V.P. and Chief Financial Officer
Phone:	(214) 953-9500

CROSSTEX TO ACQUIRE LOUISIANA INTRASTATE GAS COMPANY FROM AEP

Assets to Add Approximately $0.40 per Limited Partner Unit in Distributable Cash Flow

DALLAS, February 17, 2004 – Crosstex Energy, L.P. (NasdaqNM: XTEX), a Texas-based midstream natural gas company, today announced that it has executed a definitive agreement for the acquisition of the LIG Pipeline Company and its subsidiaries (LIG, Inc., Louisiana Intrastate Gas Company, L.L.C., LIG Chemical Company, LIG Liquids Company, L.L.C. and Tuscaloosa Pipeline Company) from American Electric Power (NYSE: AEP) for $76.2 million. The acquisition will increase Crosstex’s assets to approximately 4,500 miles of pipeline, 1.2 billion cubic feet per day of transported volumes and over 700 million cubic feet per day of processing capacity. Closing, which is subject to completion of certain conditions, is expected to occur within 90 days.

“The LIG system is a very strategic acquisition for Crosstex because it bridges the gap between our Texas and Mississippi systems and significantly broadens our exposure in the onshore Gulf Coast area,” said Barry E. Davis, President and Chief Executive Officer of Crosstex. “The LIG transaction again sets a record as our largest transaction to date and provides us with a new platform for growth in a key producing and consuming region. As we’ve accomplished on our Texas Gulf Coast assets, we will focus on improving the systems by expanding our market share and increasing access to directly-connected wellhead gas production.”

“The assets, which are very similar to our assets in the Texas Gulf Coast, almost double both the miles of pipe we own and the volume of gas moved by our systems,” continued Mr. Davis. “We forecast an increase in distributable cash flow in the first year of our ownership of $0.40 per unit, assuming the transaction is 100% debt financed. If 90% of the anticipated accretion to the Partnership units is distributed, it will result in incremental pre-tax cash flow to the general partner of $5.0 million annually. We will seriously consider increases in the distribution in the first full quarter following the closing of the transaction.”

LIG, which is one of the largest intrastate pipelines in the state of Louisiana, consists of approximately 2000 miles of gas gathering and transmission systems located in 29 parishes extending from northwest and north-central Louisiana through the center of the state to south and southeast Louisiana. Current on-system market of approximately 580,000 mmbtu/d includes power plants, municipal gas systems, and industrial markets located principally in the industrial corridor between New Orleans and Baton Rouge. Five processing plants owned by LIG give the system the capability to handle rich and lean gas supplies connected to the system. Connections to several interconnected pipelines and the Jefferson Island Storage facility provide access to additional system supply, providing significant system management flexibility.

The acquisition can be financed through the company’s existing credit facilities, although certain modifications to them are anticipated. After the acquisition, the company’s capital structure, on a pro forma basis, will be approximately 47% percent debt and 53% percent equity.

Crosstex will host a conference call on Wednesday, February 18, at 10:30 am CDT to discuss this acquisition. Interested parties can participate in the call by dialing the following number approximately five minutes prior to the scheduled start time: 800-299-9086, passcode Crosstex. This conference call will be broadcast live simultaneously over the Internet. If you wish to listen via this method, go to the company’s Web site at http://www.crosstexenergy.com/. Click on the Investor Information tab and go to the Event Calendar. The call will also be available for replay for 30 days by dialing 888-286-8010, passcode 48791756, or by going to the investor relations events page of the company’s Web site. If you have any questions concerning the call, please contact Jennifer Tweeton at 713-970-2100.

Crosstex Energy, L.P., a mid-stream natural gas company headquartered in Dallas, operates over 2,500 miles of pipeline, three processing plants, and over 50 natural gas amine treating plants. Crosstex currently provides services for more than one BCF/day of natural gas.

Crosstex Energy, Inc. (NasdaqNM: XTXI) owns the general partner, a 54.3% limited partner interest and the incentive distribution rights of Crosstex Energy, L.P. Additional information about Crosstex can be found at http://www.crosstexenergy.com/.

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

###